Exhibit 3.4

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

of

AMERICAN ROCK SALT COMPANY LLC

As of June 13, 2007

TABLE OF CONTENTS

ARTICLE 1—DEFINITIONS		1

ARTICLE 2—THE COMPANY		4

2.1.	Formation	4
2.2.	Name	4
2.3.	Purpose of the Company	4
2.4.	Term	4
2.5.	Offices	5
2.6.	Tax Classification of the Company	5
2.7.	Adoption of this Agreement	5
2.8.	Non-Operating Mineral Interests	5

ARTICLE 3—MEMBERS		7

3.1.	Members	7
3.2.	Place of Meetings	7
3.3.	Meetings of Members	7
3.4.	Notice of Meetings of Members	7
3.5.	Quorum	7
3.6.	Participation in Meetings by Conference Telephone Permitted	7
3.7.	Waiver of Notice	7
3.8.	Action by Members Without a Meeting	7
3.9.	Record Dates	8
3.10.	Resignation and Withdrawal of Members	8
3.11.	Members Are Not Agents	8
3.12.	Transactions of Members with the Company	8
3.13.	Pledge of Interests to Secure Institutional Financing	8

ARTICLE 4—MANAGEMENT		8

4.1.	Management of the Company	8
4.2.	Agency Authority of Managers and Others	9
4.3.	Limited Liability	9
4.4.	Number of Managers	9
4.5.	Election and Removal of Class A Managers	9
4.6.	Election and Removal of Class F Managers	9
4.7.	Compensation of Managers	9
4.8.	Managers May Engage in Other Activities	9
4.9.	Ratification of Prior Transactions	10

ARTICLE 5—MEETINGS OF BOARD OF MANAGERS		10

5.1.	Board Action	10
5.2.	Place of Meetings	10

5.3.	Meetings of Managers	10
5.4.	Notice of Meetings of Managers	10
5.5.	Quorum; Participation in Meetings by Conference Telephone Permitted; Vote Required for Action	11
5.6.	Waiver of Notice; Consent to Meeting	11
5.7.	Action by Board of Managers Without a Meeting	11
5.8.	Executive Committee	11

ARTICLE 6—OFFICERS		12

6.1.	General	12
6.2.	Appointment and Removal	12
6.3.	Limited Liability	12

ARTICLE 7—CAPITAL CONTRIBUTIONS		13

7.1.	Capital Contributions	13
7.2.	Additional Capital Contributions	13

ARTICLE 8—TAXABLE INCOME OR LOSS; TAX AND ACCOUNTING MATTERS		13

8.1.	Allocations	13
8.2.	Accounting Matters	13

ARTICLE 9—DISTRIBUTIONS		13

9.1.	Distributions	13

ARTICLE 10—TRANSFER OF UNITS		13

10.1.	Company’s Restriction on Transfer	13
10.2.	Member’s Restriction on Transfer	13
10.3.	Transfers Prohibited by Company’s Agreements	13
10.4.	Permitted Transfers	14
10.5.	Certain Conditions to Transfers; Assignees	14
10.6.	Effect of Assignments on Member Status	15

ARTICLE 11—CHANGE OF CONTROL TRANSACTION		15

11.1.	Change of Control Transaction	15
11.2.	Requirements for Change of Control Transaction	15
11.3.	Participation in Change of Control Transaction	15
11.4.	Approval of Change of Control Transaction	16

ARTICLE 12—ACCOUNTING, RECORDS, REPORTING TO AND BY MEMBERS		16

12.1.	Books and Records	16
12.2.	Delivery to Members and Inspection	16
12.3.	Filings	17
12.4.	Bank Accounts	17
12.5.	Accounting Decisions and Reliance on Others	17

ARTICLE 13—DISSOLUTION AND LIQUIDATION		17

13.1.	Dissolution	17
13.2.	Liquidation	18
13.3.	Liabilities	18
13.4.	Settling of Accounts	18
13.5.	Distribution of Net Proceeds	19

ARTICLE 14—INDEMNIFICATION AND INSURANCE		19

14.1.	Indemnification for Acts or Omissions	19
14.2.	Indemnification Against Environmental Liabilities	19
14.3.	Advance of Expenses	19
14.4.	Payments if Indemnification Unavailable	20
14.5.	Contractual Article	20
14.6.	Non-Exclusivity	20
14.7.	Insurance	20

ARTICLE 15—MISCELLANEOUS		20

15.1.	Termination of Restrictions on Transfer	20
15.2.	Entire Agreement	21
15.3.	Binding Agreement	21
15.4.	Amendments	21
15.5.	Form of Pronouns; Number; Construction	21
15.6.	No Waiver	21
15.7.	Third Parties	21
15.8.	Severability	22
15.9.	Governing Law	22
15.10.	Notices	22
15.11.	Titles and Subtitles	22
15.12.	Counterparts	22

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

of

AMERICAN ROCK SALT COMPANY LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective as of June 13, 2007 (the “Effective Date”) by and among AMERICAN ROCK SALT COMPANY LLC, a New York limited liability company (the “Company”), and AMERICAN ROCK SALT HOLDINGS LLC, a New York limited liability company, and, since the Effective Date, the sole member of the Company (the “Sole Member”).

WHEREAS, on the Effective Date, the Sole Member became the owner and holder of one hundred percent (100%) of the outstanding membership interests of the Company; and

WHEREAS, as part of same merger transaction by which the Sole Member became the sole member of the Company, the Company’s prior Members became the owners of all of the membership interests of the Sole Member, with Interests in the Sole Member that are identical to their previous Interests in the Company; and

WHEREAS, the Sole Member, with the approval of its members, desires to amend and restate the Company’s Amended and Restated Operating Agreement, dated October 28, 1998;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1—DEFINITIONS

Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article:

Agreement means this Second Amended and Restated Operating Agreement, as originally executed and as amended from time to time.

Articles of Organization means the articles of organization of the Company filed with the New York Secretary of State on January 30, 1997, as amended from time to time.

Assignee has the meaning set forth in Section 10.5 of this Agreement.

Bankruptcy of a Person means:

(a) such Person (i) commences a voluntary case or proceeding under or pursuant to any Bankruptcy Law; or (ii) consents to the entry of an order for relief against it in an involuntary case under or pursuant to any Bankruptcy Law; or (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official under or pursuant to any Bankruptcy Law; or (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against such Person in an involuntary case, or (ii) appoints a trustee, receiver, assignee, liquidator or similar official for such Person or substantially all of such Person’s properties, or (iii) orders the liquidation of the assets of such Person; and in each of the three foregoing cases, the order or decree is not dismissed within 120 days.

Bankruptcy Law means the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors.

Capital Account means the capital account established as provided in Section 7.1 of the Agreement.

Capital Contributions means the contributions made by the Members to the Company pursuant to Section 7.1 of this Agreement and, in the case of all the Members, the aggregate of all such Capital Contributions.

Common Units means Class A Units and Class F Units.

Company means AMERICAN ROCK SALT COMPANY LLC, a New York limited liability company.

Disinterested — a Manager, Member or NOMI Holder shall be deemed to be “Disinterested” with respect to a proposed contract or transaction of the Company if such Manager, Member, or NOMI Holder does not have a Financial Interest in such proposed contract or transaction.

Financial Interest — a Manager, Member or NOMI Holder shall be deemed to have a “Financial Interest” in a proposed contract or transaction of the Company if such Manager, Member, or NOMI Holder has a direct or indirect substantial financial interest in the contract or transaction; provided, however, that a Manager, Member or NOMI Holder shall not be deemed to have a Financial Interest if: (a) the rates or charges involved in the contract or transaction are determined by competitive bids or the contract or transaction involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; (b) the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; (c) the interest arises solely from the ownership of Units or NOMIs and such Person receives no extra or special benefit not shared on a pro rata basis; (d) the interest arises solely from a contractual relationship with the Company that has previously been approved by the Board of Managers; (e) the interest arises only from such Person’s ownership of less than a ten percent (10%) equity interest in (and not from any other basis pertaining to, e.g., management or control of) another Person (other than a partnership, limited liability partnership or limited liability company) that is a party to the contract or transaction; (f) the interest arises only from such Person’s position as a limited partner in a partnership that is a party to the contract or transaction in which such Person has an interest of less than ten percent (10%).

Founders means Gunther K. Buerman, Joseph G. Bucci, Neil L. Cohen, Salt of the Earth, LLC (as successor to Bonadio & Co. LLP), Fedele V. Scutti and Charles L. Van Arsdale.

Income Tax Regulations means the regulations in force as final or temporary regulations that have been issued by the U.S. Department of the Treasury pursuant to its authority under the IRC.

Interest means a Member’s aggregate rights in the Company, including, without limitation, such Member’s rights to share in the Taxable Income or Loss of the Company, to receive distributions from the Company, and to vote and participate in the management of the Company as a Member under the terms of this Agreement.

IRC means the United States Internal Revenue Code of 1986, as amended, or any succeeding or successor law.

LLC Law means the New York Limited Liability Company Law, as from time to time in effect in the State of New York, or any corresponding provision or provisions of any succeeding or successor law; provided, however, that in the event that any amendment to the LLC Law, or any succeeding or successor law, is applicable to the Company only if the Company elects to be governed by the LLC Law as so amended or by such succeeding or successor law, as the case may be, then the term “LLC Law” shall refer to the LLC Law as so amended or to such succeeding or successor law only after the appropriate election by the Company, if made, has become effective.

Manager means a Person who is selected as a Manager pursuant to Section 4.5 or 4.6 of this Agreement, until his or her death, incapacity, resignation or removal, or until the expiration of his or her term and the election of his or her successor.

Member means the Sole Member and any Person who has been admitted to the Company as a Member in accordance with this Agreement, and who has not ceased to be a Member.

NOMIs has the meaning set forth in Section 2.8.1 of this Agreement.

NOMI Holders has the meaning set forth in Section 2.8.1 of this Agreement.

NOMIPs has the meaning set forth in Section 2.8.1 of this Agreement.

Percentage Interest means the percentage interest of each Member in the profits of the Company and is equal to (x) the total number of Common Units set forth opposite the name of such Member on Exhibit A, divided by (y) the total number of Common Units allocated to all Members on Exhibit A, in each case as Exhibit A may be amended from time to time.

Person means any association, corporation, joint stock company, estate, general partnership (including any limited liability partnership), limited association, limited liability company (including a professional service limited liability company), joint venture, limited partnership, natural person, real estate investment trust, business trust or other trust, custodian, nominee or any other individual or entity in its own or any representative capacity.

Prior Agreement refers to that certain Amended and Restated Operating Agreement of American Rock Salt Company LLC, dated October 28, 1998, as amended prior to the Effective Date.

Project means the Hampton Corners Salt Mine Project.

Related Person means, with respect to any Person, (a) any spouse, parent, child or other member of the Person’s family (including relatives by marriage) to whom Common Units held by such Person have been transferred, directly or indirectly; (b) any custodian, trustee or other fiduciary for the account of the Person or members of his family to whom Common Units held by such Person have been transferred, directly or indirectly; and (c) any family limited partnership, limited liability company or other entity or person to which Common Units held by such Person have been transferred, directly or indirectly, in connection with bona fide estate planning transactions.

Secretary of State means the Secretary of State of the State of New York.

Secured Financing has the meaning set forth in Section 3.13 of this Agreement.

Sole Member has the meaning set forth in the Preamble to this Agreement.

Taxable Income or Loss means the Company’s taxable income or loss as determined in accordance with the income tax accounting method followed by the Company for federal income tax purposes pursuant to ARTICLE 8 of this Agreement.

Transferee means any Person who is not already a Member to whom one or more Units are transferred pursuant to this Agreement.

Unit means a unit of measurement of the Interest of a Member. Units may be Class A Units or Class F Units.

ARTICLE 2—THE COMPANY

2.1. Formation. The Company was formed by the filing of Articles of Organization with the Secretary of State pursuant to Section 209 of the LLC Law on January 30, 1997.

2.2. Name. The name of the Company is AMERICAN ROCK SALT COMPANY LLC.

2.3. Purpose of the Company. The Company may engage in any lawful business activity, except any business activity for which some other business entity or natural person is required by law to be used for such business. The Company has the authority to do all things necessary or convenient to accomplish the foregoing purpose.

2.4. Term. The Company began on the date of the filing of its Articles of Organization with the Secretary of State and shall continue until dissolved pursuant to Section 13.1 of this Agreement.

2.5. Offices. The principal executive office for the transaction of the business of the Company shall be at 3846 Retsof Road, Retsof, New York 14539 or such other location as may be fixed by the Board of Managers within or without the State of New York. The Board of Managers may at any time also establish other business offices within or without the State of New York.

2.6. Tax Classification of the Company. The Members intend and agree that the Company will be classified for federal tax purposes as a “disregarded entity” within the meaning of Section 301.7701-3 of the United States Treasury Regulations.

2.7. Adoption of this Agreement. The Sole Member hereby adopts this Agreement as the operating agreement of the Company pursuant to the LLC Law. This Agreement replaces all previous oral and written agreements and understandings among the parties, including, without limitation, the Prior Agreement. All Persons who acquire any Units subsequent to the execution of this Agreement shall adopt this Agreement as a condition of becoming a Member.

2.8. Non-Operating Mineral Interests.

2.8.1. The Company acknowledges that the Founders retained, as a separate investment, the right to acquire, and convey to the Company or others, any mineral rights or mineral right options relating to the Project. Rather than enter into a separate purchase agreement with Akzo Nobel Salt Inc. with respect to such mineral rights, the Founders permitted the Company to include such mineral rights among the assets purchased from Akzo Nobel Salt Inc. under the Asset Purchase Agreement, dated as of January 31, 1997, between the Company and Akzo Nobel Salt Inc. and Akzo Nobel Inc. in exchange for the non-operating mineral interests described in this Section 2.8 (“NOMIs”). The Company agrees to pay to the Founders or their assignees (the “NOMI Holders”) in respect of the NOMIs a payment equal to 2.50% of the gross income from the mine as reported for purposes of computing percentage depletion for federal income tax purposes from the sale of minerals from the Project (“NOMIPs”). The Company agrees to execute, deliver, and record such documents, and do such other acts and things, as the NOMI Holders may reasonably request for the purpose of documenting, and reflecting in the appropriate real estate records, the rights of the NOMI Holders under this Section 2.8.

2.8.2. The accounting periods for NOMIs shall be the calendar quarters ending on March 31, June 30, September 30, and December 31 of each year. Within 30 days after the end of each NOMI accounting period, the Company shall furnish to each NOMI Holder a written statement of the gross income from the mine for such NOMI accounting period (and, with respect to the first such statement, any previous periods). In the event that the preparation or audit of any tax return of the Company results in an adjustment in the gross income from the mine for a prior NOMI accounting period, such adjustment shall be set forth in the next statement furnished to NOMI Holders, and the payment of NOMIPs with respect to the NOMI accounting period in which such adjustment is made (and, if necessary, subsequent NOMI accounting periods) shall be increased or decreased to reflect such adjustment.

2.8.3. The Company will at all times keep complete, true and correct books of account containing sufficient detail to enable the amount of NOMIPs to be computed and verified. The Company further agrees to permit an independent certified public accountant reasonably acceptable to the Company and designated by NOMI Holders entitled to receive 25% or more of the NOMIPs, at the sole cost of such NOMI Holders, to have access for inspection of such books of account upon two weeks notice, not more frequently than twice per year. The Company shall retain such books of account for a period of six (6) years after the close of each applicable NOMI accounting period.

2.8.4. NOMIPs shall be paid to the NOMI Holders within 30 days after the end of each NOMI accounting period; subject, however, to the Company’s right to make such payments under, and in compliance with, the terms of the Secured Financing. No distributions may be made by the Company to its Members unless all NOMIPs with respect to the most recent NOMI accounting period and all prior NOMI accounting periods have been paid in full.

2.8.5. To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any NOMI Holder, the Company may withhold such amounts from any NOMIP and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a NOMIP to the NOMI Holder on behalf of whom the withholding or payment was made.

2.8.6. The NOMIs shall be allocated among the NOMI Holders as set forth on Exhibit B. Any NOMI Holder may assign his or its NOMIs in whole or in part, at any time or from time to time. Upon the assignment by any NOMI Holder of his or its NOMIs, Exhibit B shall be amended accordingly. Prior to receipt of a notice of assignment in form satisfactory to the Company, the Company may deem and treat the NOMI Holders reflected on Exhibit B as the absolute owners of the NOMIs for the purpose of receiving any NOMIPs. The Company may not assign its obligations with respect to the payment of NOMIPs without the prior consent in writing of NOMI Holders holding a majority of the NOMIs.

2.8.7. If the terms of a sale, exchange, lease, mortgage, pledge or other transfer of all or substantially all of the assets of the Company, or a merger or consolidation of the Company with or into another Person: (a) require the sale or contribution to the Company by the NOMI Holders of their NOMIs; and (b) such transaction is approved by NOMI Holders holding a majority of the NOMIs (and, if one or more NOMI Holders has a Financial Interest in such transaction, by Disinterested NOMI Holders whose NOMIs constitute a majority of the NOMIs of all Disinterested NOMI Holders), then each NOMI Holder shall execute, acknowledge and deliver such instruments of conveyance and transfer with respect to the NOMIs and any other documents reasonably necessary, and take such other actions as the Company reasonably requires to consummate the transaction.

2.8.8. The affirmative vote of NOMI Holders holding a majority of the NOMIs shall be required to amend or restate this Section 2.8. All Persons who acquire any NOMIs shall be deemed to have ratified and adopted this Section 2.8, as amended from time to time, as a condition to and a consequence of their acceptance of such NOMIs.

2.8.9. No NOMI Holder shall be deemed a Member of the Company by virtue of holding NOMIs. No payment of NOMIPs to any NOMI Holder shall be deemed a distribution by the Company to its Members, without regard to whether such NOMI Holder is also a Member. NOMIPs shall be deemed an excluded income item of the Company.

ARTICLE 3—MEMBERS

3.1. Members. The Sole Member, and each Person admitted as a Member of the Company pursuant to Article 10 of this Agreement, shall be Members of the Company until they cease to be Members in accordance with the provisions of this Agreement. The Board of Managers may also determine to admit new Members or to issue additional Units to existing Members on such terms and conditions as the Board of Managers may deem appropriate, provided that such admission or issuance does not cause a default under the terms of the Secured Financing or any other material financial obligation of the Company or the Sole Member. The Sole Member’s name and Units are set forth on Exhibit A. Upon the admission of any new Member, Exhibit A shall be amended accordingly.

3.2. Place of Meetings. All meetings of the Members shall be held at any place within or without the State of New York that may be designated by the Board of Managers. In the absence of such designation, Members’ meetings shall be held at the principal executive office of the Company.

3.3. Meetings of Members. The Company shall not be required to hold any meetings of Members.

3.4. Notice of Meetings of Members. Upon a written request that a meeting of Members be called for any proper purpose, the Board of Managers shall promptly schedule a meeting of the Members for such proper purpose as soon as practicable (taking into consideration the required period of notice under this Section), and the Board of Managers shall promptly cause notice to be given to the Members of such meeting.

3.5. Quorum. The presence at any meeting in person or by proxy of the holders of a majority of the Units entitled to vote on each item of business to be transacted at such meeting shall constitute a quorum for the transaction of business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any Members. The Members present may adjourn the meeting despite the absence of a quorum.

3.6. Participation in Meetings by Conference Telephone Permitted. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can communicate with and hear one another. Such participation shall constitute presence in person at the meeting.

3.7. Waiver of Notice. Notice of a meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such Member.

3.8. Action by Members Without a Meeting. Whenever Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting,

without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by all of the Members entitled to vote thereon. Such action by written consent shall have the same force and effect as a unanimous vote of the Members entitled to vote.

3.9. Record Dates. The Board of Managers may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members, or to receive any distribution or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of Interests.

3.10. Resignation and Withdrawal of Members. No Member may resign or withdraw as a Member prior to the dissolution and winding up of the Company, but any Member may transfer his or its Interest in accordance with Article 10 of this Agreement.

3.11. Members Are Not Agents. Pursuant to Section 4.1 of this Agreement, the management of the Company is vested in the Board of Managers. The Members shall have no power to participate in the management of the Company except as expressly authorized in this Agreement. No Member, acting solely in the capacity of a Member, is an agent of the Company, nor does any Member, unless expressly and duly authorized in writing to do so by the Board of Managers or as expressly authorized by this Agreement, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose. A Member is not liable for any debts, obligations or liabilities of the Company or any other Member, whether arising in tort, contract or otherwise, solely by reason of being a Member or acting (or omitting to act) in such capacity.

3.12. Transactions of Members with the Company. Subject to the limitations set forth in this Agreement, a Member may lend money to and transact other business with the Company with the prior approval of the Board of Managers. Subject to other applicable law, such Member shall have the same rights and obligations with respect thereto as a Person who is not a Member.

3.13. Pledge of Interests to Secure Institutional Financing. Each Member agrees to execute and deliver to any bank or other institutional lender (the “Institutional Lender”) providing financing to the Company that is secured by a lien on all or substantially all of the assets of the Company (the “Secured Financing”) such pledge agreements and other documents and instruments, relating to his rights or Interest as a Member, as may be requested by the Institutional Lender in connection with the Secured Financing, provided that (a) if any Member is required to execute and deliver any documents pursuant to this Section 3.13, all Members shall be required to do so, and (b) no Member shall be required to guarantee the payment or collection of the obligations of the Company with respect to the Secured Financing.

ARTICLE 4—MANAGEMENT

4.1. Management of the Company. As set forth in the Articles of Organization, and subject to the terms of this Agreement, the business and affairs of the Company shall be managed by a Board of Managers, which shall have full and complete authority and power to manage and control the business, affairs and properties of the Company, to make all decisions regarding the Company, except those decisions expressly reserved to the Members in this Agreement, and to perform any and all acts or activities customary or incident to the management of the Company’s business.

4.2. Agency Authority of Managers and Others. Any Manager, officer, employee or agent may be authorized by the Board of Managers to sign contracts, checks, drafts, instruments, and other obligations on behalf of the Company.

4.3. Limited Liability. No Manager shall have any personal liability to the Company or its Members for damages for the breach of duty in such capacity, except to the extent that:

(a) a judgment or other final adjudication adverse to the Manager establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or

(b) in connection with a distribution by the Company prohibited by Section 508(a) of the LLC Law, the Manager did not act in accordance with Section 409 of the LLC Law.

4.4. Number of Managers. The authorized number of Managers which shall constitute the Board of Managers shall not exceed eleven (11), of whom three (3) shall be Class F Managers and up to eight (8) shall be Class A Managers. From time to time, the Board of Managers may also appoint or remove non-voting honorary managers of the Company, who shall not be Managers within the meaning of this Agreement, but who shall be entitled to attend and observe (but not vote at) regular meetings of the Board of Managers.

4.5. Election and Removal of Class A Managers. The Sole Member shall be deemed to have elected to serve as Class A Managers of the Company those persons who are elected and holding office as Class A Managers of the Sole Member, each to hold such office with the Company for so long as s/he serves as a Class A Manager of the Sole Member.

4.6. Election and Removal of Class F Managers. The Sole Member shall be deemed to have elected to serve as Class F Managers of the Company those persons who are elected and holding office as Class F Managers of the Sole Member, each to hold such office with the Company for so long as s/he serves as a Class F Manager of the Sole Member.

4.7. Compensation of Managers. Managers shall be reimbursed for all reasonable out-of-pocket expenses incurred with the prior approval of the Board of Managers. Managers shall not be entitled to any compensation for their services as Managers, except as may be approved by the holders of two-thirds of the Common Units.

4.8. Managers May Engage in Other Activities. The Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote whatever time, effort and skill as they deem appropriate for the operation of the Company. Each Manager of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, provided that such Manager is not involved in the management of any business venture(s) that compete(s) with the Company. No Manager, acting in the capacity of a Manager, shall be obligated to offer to the Company or to the Members any opportunity to participate in any other business venture. Neither the Company nor its Members shall have any right to any income or profit derived from any other business venture of a Manager.

4.9. Ratification of Prior Transactions. The Sole Member hereby consents to, ratifies and confirms all previous transactions or actions ratified or approved by, or approved in accordance with, the Prior Agreement.

ARTICLE 5—MEETINGS OF BOARD OF MANAGERS

5.1. Board Action. Each Class A Manager shall be entitled to one vote on all matters to be decided by the Board of Managers. Each Class F Manager shall be entitled to three votes on all matters to be decided by the Board of Managers. Every act or decision done or made by a majority of the votes cast by Managers present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Managers. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, provided that any action taken is approved by at least a majority of the required quorum for such meeting. A Manager having a Financial Interest in a matter shall abstain from any vote on such matter, and action of the Board of Managers on such matter shall be made by the majority of votes cast by Disinterested Managers.

5.2. Place of Meetings. Meetings of the Board of Managers shall be held at any place within or without the State of New York that has been designated from time to time by the Board of Managers. In the absence of such designation, meetings of the Board of Managers shall be held at the principal executive office of the Company.

5.3. Meetings of Managers. Subject to Section 5.4 of this Agreement, meetings of the Board of Managers for any purpose or purposes may be called at any time by the Chairman of the Board of Managers or by any three Managers.

5.4. Notice of Meetings of Managers. Notice of the time and place of meetings shall be delivered personally or by telephone to each Manager, or sent by first-class mail or by facsimile transmission, addressed to such Manager at his or her address as it appears upon the records of the Company. If such notice is mailed, it shall be deposited in the United States mail at least ten (10) days prior to the time of the holding of the meeting. If such notice is sent by facsimile transmission, it shall be transmitted by the person giving the notice to the Manager at least forty-eight (48) hours prior to the time of the holding of the meeting. If such notice is delivered personally or by telephone as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Any notice given personally or by telephone may be communicated to either the Manager or to a person at the office of the Manager whom the person giving the notice has reason to believe will promptly communicate it to the Manager. Deposit in the mail, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to such Managers. The notice need not specify the purpose of the meeting.

5.5. Quorum; Participation in Meetings by Conference Telephone Permitted; Vote Required for Action. The presence at a meeting of the Board of Managers of Managers entitled to cast a majority of the votes entitled to be cast by the full Board of Managers constitutes a quorum for the transaction of business, except as hereinafter provided. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can communicate with and hear one another. Such participation shall constitute presence in person at the meeting. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, provided that any action taken is approved by at least a majority of the required quorum for such meeting. The Managers present, whether or not a quorum is present, may, by a majority of the votes entitled to be cast by such Managers, adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Board of Managers, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Managers who were not present at the time of the adjournment.

5.6. Waiver of Notice; Consent to Meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

5.7. Action by Board of Managers Without a Meeting. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting if all the Managers shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Managers. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Managers.

5.8. Executive Committee.

5.8.1. There shall be an Executive Committee of the Board of Managers, which initially shall consist of Joseph G. Bucci, Gunther K. Buerman, and Neil L. Cohen (the “Initial Committee Members”). Any Initial Committee Member shall serve on the Executive Committee until his death, incapacity, or resignation, or until he ceases to be a Manager or ceases to hold, together with his Related Persons, 2,500 or more Common Units of the Sole Member.

5.8.2. The number of members constituting the entire Executive Committee shall initially equal the number of Initial Committee Members continuing to serve on the Executive Committee, until less than two Initial Committee Members are continuing to serve, at which time the number of members constituting the entire Executive Committee shall be increased to three (3). Any vacancy on the Executive Committee shall be filled by a Manager appointed by the Board of Managers. Any member of the Executive Committee appointed by the Board of Managers shall serve at the pleasure of the Board of Managers until his or her death, incapacity, resignation, or removal by the Board of Managers. Actions of the Executive

Committee shall be made by the unanimous agreement of all Managers serving on the Executive Committee. Any Chief Executive Officer of the Company shall be a non-voting member of the Executive Committee.

5.8.3. The Executive Committee shall have, and may exercise between meetings of the Board of Managers, all the powers of the Board of Managers in the management of the business and affairs of the Company, except that the Executive Committee shall have not have the power:

(a) To amend or repeal any resolution of the Board of Managers that is not, by its terms, amendable or repealable by such committee;

(b) To take any action expressly prohibited by resolution of the Board of Managers;

(c) To appoint or remove the Chief Executive Officer or Chief Operating Officer of the Company; or

(d) To approve any contract or transaction in which any Manager or Member has a Financial Interest.

All actions of the Executive Committee shall be reported to the Board of Managers at the next meeting of the Board of Managers.

5.8.4. Members of the Executive Committee shall be entitled to compensation from the Company at a rate of $4,000 per month for their services on the Executive Committee, and shall be reimbursed for all reasonable out-of-pocket expenses incurred in connection with the performance of such duties.

ARTICLE 6—OFFICERS

6.1. General. The Board of Managers shall appoint such officers of the Company as it determines to be necessary or appropriate. Every officer must be at least 18 years of age. An officer may be, but need not be, a Member or Manager of the Company, and any number of offices may be held by the same person. Officers shall have such powers and shall perform such duties as may be prescribed from time to time by the Board of Managers.

6.2. Appointment and Removal. The officers shall be appointed by the Board of Managers. Each officer, including an officer elected to fill a vacancy, shall hold office at the pleasure of the Board of Managers and may be removed, with or without cause, at any time by the Board of Managers.

6.3. Limited Liability. No officer shall have any personal liability to the Company or its Members for damages for the breach of duty in such capacity, except to the extent that a judgment or other final adjudication adverse to the officer establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

ARTICLE 7—CAPITAL CONTRIBUTIONS

7.1. Capital Contributions. The Company has credited the Sole Member’s Capital Account with the amount of its Capital Contribution.

7.2. Additional Capital Contributions. The Sole Member shall not be obligated to contribute additional capital to the Company or to make up any deficit in its Capital Account.

ARTICLE 8—TAXABLE INCOME OR LOSS; TAX AND ACCOUNTING MATTERS

8.1. Allocations. All the Taxable Income or Loss of the Company shall be allocated to the Sole Member.

8.2. Accounting Matters. The Board of Managers shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company and using such accounting periods and methods as, in the judgment of the Board of Managers, is most appropriate.

ARTICLE 9—DISTRIBUTIONS

9.1. Distributions. The Board of Managers shall cause the Company to make distributions to the Members in such amounts and at such intervals as the Board of Managers shall determine from time to time.

ARTICLE 10—TRANSFER OF UNITS

10.1. Company’s Restriction on Transfer. The Company shall neither cause nor permit the transfer of any Units by Members to be made unless the transfer is permitted by this Agreement and has been made in accordance with its terms.

10.2. Member’s Restriction on Transfer. No Member may, directly or indirectly, voluntarily or involuntarily, sell, assign, transfer, pledge, gift, encumber or otherwise dispose of any Units now or hereafter owned by him except as permitted by this Agreement and made in accordance with its terms. Any direct or indirect, voluntary or involuntary, sale, assignment, transfer, pledge, gift, encumbrance or other disposition in violation of this Agreement shall be void and shall not (i) operate to pass legal or beneficial ownership to such Units, or (ii) make the intended recipient a third-party beneficiary of this Agreement. The parties acknowledge that the pledge of Units by Members to the Institutional Lender(s) providing Secured Financing to the Company is permitted by this Agreement.

10.3. Transfers Prohibited by Company’s Agreements. Notwithstanding anything to the contrary contained in this Agreement, no transfer of any Units shall be consummated if the transfer would violate any provision of any agreement to which the Company is a party or by which the Company or its assets are bound or affected, unless a written and signed consent to the transfer is obtained from all third parties who are intended to be benefited by the transfer restriction.

10.4. Permitted Transfers. With notice to the Company, the following transfers may be made by a Member:

10.4.1. any transfer of Units pursuant to ARTICLE 11;

10.4.2. a bona fide pledge of such Member’s Units to secure the indebtedness of the Company and the transfer of the pledged Units to the pledgee or its permitted designee upon the default by the Company of such indebtedness;

10.4.3. a transfer of up to 500 Common Units by any one Member to an entity controlled by such Member for the benefit of any employees or consultants of any company controlled by that Member;

10.4.4. a transfer pursuant to a merger or consolidation of the Company with or into another Person;

10.4.5. a transfer of all, but not less than all, of such Member’s Units to a wholly owned subsidiary of such Member, provided that such subsidiary has agreed in writing to be bound by and subject to all of the terms and conditions of this Agreement.

10.5. Certain Conditions to Transfers; Assignees.

10.5.1. A Transferee will become a Member and be entitled to exercise the rights of a Member if he satisfies the conditions of Section 10.5.2 of this Agreement. Any Transferee who does not satisfy the conditions of Section 10.5.2 will not be a Member and will be a mere assignee (an “Assignee”) who is only entitled to receive, to the extent assigned, the distributions and allocation of profits and losses to which the transferring Member would otherwise be entitled.

10.5.2. A Transferee shall be admitted as a Member and have all of the rights of a Member only if:

(a) the Company receives a copy of the instrument effecting the transfer of the Units to the Transferee;

(b) the Transferee’s admission as a Member will not, in the opinion of legal counsel for the Company, jeopardize the then-effective federal income tax treatment of the Company, or violate, or cause the Company to violate, any applicable laws, rules, or regulations, including, but not limited to, any provisions of state and federal securities law;

(c) the Transferee makes such representations to the Company as the Company reasonably requires;

(d) the Transferee’s admission as a Member will not be a violation of any agreement to which the Company is a party, or by which the Company or its assets may be bound or affected;

(e) the Transferee (other than pursuant to a transfer described in Section 10.4.2) agrees to pay all of the fees and costs incurred by the Company in connection with the transfer, including any legal fees incurred by the Company; and

(f) the Transferee agrees in writing to accept the Units subject to all the terms, conditions, rights and restrictions contained in this Agreement.

10.5.3. Upon admission of as a Member under this Section 10.5, such Transferee shall assume all of the obligations of the transferring Member with respect to the Interest acquired, and shall have all of the rights and powers of a Member, shall be subject to all of the restrictions applicable to Members, and shall attain the status of Member and shall in all respects be a Member of the Company.

10.6. Effect of Assignments on Member Status. Any Member who assigns or who is deemed to have assigned any of such Member’s Units to an Assignee shall forfeit such Member’s voting rights under this Agreement as to the Membership Interest assigned. Any Member who assigns all of such Member’s Membership Interest to an Assignee or Assignees shall no longer be a Member of the Company.

ARTICLE 11—CHANGE OF CONTROL TRANSACTION

11.1. Change of Control Transaction. A “Change of Control Transaction” means: (a) any bona fide sale of Common Units by Members or by the Company that results in any Person, or group of Persons acting in concert, owning more than fifty percent (50%) of the outstanding Common Units, in either case that did not own more than fifty percent (50%) prior to such sale; or (b) any merger or consolidation of the Company with or into any other Person that results in any Person, or group of Persons acting in concert, owning more than fifty percent (50%) of the outstanding Common Units or other common equity in the surviving Person, in either case that did not own more than fifty percent (50%) prior to such merger or consolidation.

11.2. Requirements for Change of Control Transaction. No Change of Control Transaction shall be permitted unless:

11.2.1. A Manager or Member who desires to consummate the Change of Control Transaction (the “Proponent”) shall give each Member written notice of the proposed terms of the Change of Control Transaction (the “Change of Control Transaction Notice”) at least 30 days prior to consummation thereof.

11.2.2. Any consideration received for Common Units by the holders thereof in connection with the Change of Control Transaction is allocated among such holders pro rata in accordance with the number of Common Units held immediately prior to the Change of Control Transaction by each Member.

11.3. Participation in Change of Control Transaction. Within ten (10) business days after receiving a Change of Control Transaction Notice, each Member shall give written notice to the Proponent and the Company whether such Member approves of the Change of Control Transaction. Failure to deliver a notice within such period of ten business days shall be deemed a vote to disapprove the Change of Control Transaction. If the Change of Control Transaction is approved in accordance with Section 11.4, the Company and/or the Proponent shall proceed to consummate the Change of Control Transaction. Each Member and Manager shall execute, acknowledge and deliver such instruments of conveyance and transfer and such other documents and take such other actions as the Proponent reasonably requires to consummate the Change of Control Transaction.

11.4. Approval of Change of Control Transaction. Consummation of a Change of Control Transaction meeting the requirements of Section 11.2 shall require the approval of the holders of two-thirds of the Common Units.

ARTICLE 12—ACCOUNTING, RECORDS, REPORTING TO AND BY MEMBERS

12.1. Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Board of Managers. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

(a) a current list of the full name and last known business or residence address of each Member and Assignee, set forth in alphabetical order, together with the Capital Contributions, Capital Account, Class A Units and Class F Units, and Percentage Interests of each Member or Assignee;

(b) a current list of the full name and residence address of each Manager;

(c) a copy of the Articles of Organization and any and all amendments thereto;

(d) a copy of this Agreement and any and all amendments hereto;

(e) copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years;

(f) copies of the Company’s federal, state and local income tax returns and reports, if any, and any other tax returns or reports filed by or on behalf of the Company in any other jurisdiction, for its six (6) most recent fiscal years; and

(g) the Company’s books and records as they relate to the internal affairs of the Company for at least the current and its past four (4) fiscal years.

12.2. Delivery to Members and Inspection.

12.2.1. Upon the request of any Member, the Managers shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Sections 12.1(a) through 12.1(d) of this Agreement.

12.2.2. Each Member and Manager has the right to:

(a) inspect and copy during the normal business hours of the Company the records described in Section 12.1 of this Agreement; and

(b) obtain from the Board of Managers, promptly after its becoming available, a copy of the Company’s federal, state and local income tax or information returns and reports and any tax returns and reports filed in any other jurisdiction, for each fiscal year of the Company.

12.2.3. Within ninety (90) days after the end of each fiscal year and within sixty (60) days of the end of each fiscal quarter, the Board of Managers shall cause each Member to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, a statement of income or loss for the Company for such period and a statement of year-to-date results through such period. Annual statements shall be audited by the Company’s accountants.

12.2.4. Any inspection or copying by a Member under this Section 12.2 may be made by that Person or that Person’s agent or attorney.

12.3. Filings. The Managers, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Managers, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to or restatements of, the Articles of Organization and all reports required to be filed by the Company with those entities under the LLC Law or other then-current applicable laws, rules and regulations. If a Manager required by the LLC Law to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Managers or Member may prepare, execute and file that document with the Secretary of State.

12.4. Bank Accounts. The Board of Managers shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any Member, Manager or other Person.

12.5. Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board of Managers. The Board of Managers may rely upon the advice of the Company’s accountants with respect to accounting matters.

ARTICLE 13—DISSOLUTION AND LIQUIDATION

13.1. Dissolution. The Company shall be dissolved and its affairs wound up only upon the vote of the holders of two-thirds of the Common Units. The Members and each Person who subsequently becomes a Member and a party to this Agreement hereby agree in advance that the business of the Company will automatically continue and will not dissolve upon the occurrence of any event described in Section 701(d) of the LLC Law.

13.2. Liquidation.

13.2.1. Upon the dissolution of the Company under Section 13.1 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Board of Managers, or if there be no Managers then in office, the Members (by a vote of the holders of two-thirds of the Common Units) shall appoint a liquidating trustee (who may, but need not, be a Member) who shall have sole authority and control over the winding up and liquidation of the Company’s business and affairs and shall diligently pursue the winding up and liquidation of the Company in accordance with the LLC Law. As soon as practicable after his or her appointment, the liquidating trustee shall cause to be filed articles of dissolution as required by Section 705 of the LLC Law.

13.2.2. During the course of liquidation, the Members shall continue to share Taxable Income or Loss as provided in Section 8.1 of this Agreement, but there shall be no cash distributions to the Members until the Distribution Date (as defined in Section 13.3 of this Agreement).

13.3. Liabilities. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all contingent, fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible Persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidating trustee has determined that there can be a final accounting, the liquidating trustee shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in Section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 13.5 of this Agreement not later than the Distribution Date.

13.4. Settling of Accounts. Subject to Section 704 of the LLC Law, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied:

(a) First, to pay all debts, obligations and liabilities of the Company (whether by payment or by establishment of reserves), in the order of priority as provided by law, other than debts owing to the Members or on account of Members’ Capital Contributions;

(b) Second, to pay all debts of the Company owing to Members; and

(c) Then, to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidating trustee on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidating trustee.

If any funds remain in such reserves at the end of such reasonable time, the remaining funds shall be distributed to the Members pursuant to Section 13.5 of this Agreement.

13.5. Distribution of Net Proceeds. Upon final liquidation of the Company, but not later than the Distribution Date, the net proceeds of liquidation shall be distributed to the Members holding Common Units in proportion to their Percentage Interests as set forth on Exhibit A.

ARTICLE 14—INDEMNIFICATION AND INSURANCE

14.1. Indemnification for Acts or Omissions. The Company shall indemnify, defend, and hold harmless each Manager and officer of the Company from and against any and all losses, claims, damages, liabilities, costs, expenses (including legal and other professional fees and disbursements), judgments, fines, settlements, and other amounts (“Indemnification Obligations”) relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Manager or officer in connection with the business of the Company, except to the extent that a court of competent jurisdiction has adjudicated that such Indemnification Obligation arises solely from the gross negligence, willful misconduct or bad faith of such Manager or officer. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the gross negligence, willful misconduct or bad faith of such Manager or officer.

14.2. Indemnification Against Environmental Liabilities. The Company shall indemnify, defend, and hold harmless, to the maximum extent permitted by law, each Member, Manager, and officer from and against any and all Indemnification Obligations, including without limitation, any taxes, response and remediation costs, stabilization costs, treatment, storage or disposal costs, environmental study, sampling or monitoring costs, imposed upon or incurred by any Member, Manager or officer arising after the date of this Agreement directly or indirectly from:

(a) the past, present, or future treatment, storage, disposal, generation, use, transport, movements, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping or seeping of any hazardous substance or material containing or alleged to contain a hazardous substance at or from any past, present or future properties or assets of the Company; and/or

(b) the violation or alleged violation by the Company or any third party of any environmental laws with regard to the past, present or future ownership, operation, use, or occupying of any properties or assets of the Company.

14.3. Advance of Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a party entitled to indemnification pursuant to Section 14.1 or 14.2 in any proceeding referred to in such sections shall, from time to time, be advanced by the Company prior to the final disposition of such proceeding upon receipt by the Company of an undertaking by or on behalf of such party to repay such amount if it shall be determined by a court of competent jurisdiction having final or unappealed dispositive authority over such matter that such party is not entitled to be indemnified as authorized in this Article.

14.4. Payments if Indemnification Unavailable. If for any reason (other than the gross negligence or willful misconduct of such party) the foregoing indemnification is unavailable to a party otherwise entitled to indemnification pursuant to Sections 14.1 or 14.2, or is insufficient to hold him harmless, then the Company shall contribute to the amount paid or payable by such party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

14.5. Contractual Article. The rights conferred by this Article 14 are contract rights which shall not be abrogated by any amendment or repeal of this Article 14 with respect to events occurring prior to such amendment or repeal. No amendment of the LLC Law, insofar as it may reduce the permissible extent of the right of indemnification of any Person under this Article 14, shall be effective as to such Person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment, irrespective of the date of any claim or legal action in respect thereof. This Article 14 shall be binding on any successor to the Company, including without limitation any Person which acquires all or substantially all of the Company’s assets.

14.6. Non-Exclusivity. The indemnification provided by this Article 14 shall not be deemed exclusive of any other rights to which any Person covered hereby may be entitled other than pursuant to this Article 14. The Company is authorized to enter into agreements with any such Person providing rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article 14, and the Board of Managers is authorized to adopt, in their discretion, resolutions providing any such person with any such rights.

14.7. Insurance.

14.7.1. The Company may maintain insurance, at its expense, to protect itself and any Member, Manager, or officer of the Company or of any other company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 14 or applicable law.

14.7.2. The Company shall carry and maintain such other insurance as may be required by the terms of the Secured Financing as in effect on the date hereof.

ARTICLE 15—MISCELLANEOUS

15.1. Termination of Restrictions on Transfer. The provisions of Articles 10, 11, and 12 shall terminate and be of no further force and effect immediately upon the closing of an initial firm commitment underwritten public offering of equity securities of the Company or its successor pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933 covering the offer and sale of equity securities by the Company to the public at an aggregate offering price of at least $25,000,000.

15.2. Entire Agreement. This Agreement, and the exhibits hereto, constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter of this Agreement, including the Prior Agreement. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

15.3. Binding Agreement. Subject to the restrictions on transfers set forth in Articles 10 and 11, this Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. Whenever, a reference is made to any party or Member, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such Member.

15.4. Amendments.

15.4.1. The affirmative vote of the holders of two-thirds of the Common Units (together with any approval of the NOMI Holders that may be required by Section 2.8.7) shall be required to adopt, amend, restate or revoke the Articles of Organization or this Agreement.

15.4.2. No amendment of this Agreement may, except pro rata in accordance with the number of Common Units held by each Common Member or with the written consent of any Common Member disproportionately adversely affected thereby, (a) alter the allocation to the Common Members for tax purposes of any items of income, gain, loss, deduction or credit, or (b) alter the manner of computing the distributions to Common Members.

15.5. Form of Pronouns; Number; Construction. Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Sections or Articles are to the Sections or Articles in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.

15.6. No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by any Member or Manager in the performance by such Member or Manager of his or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Member or Manager. Failure by the Company or a Member to complain of any act or omission to act by any Member or Manager, or to declare such Member or Manager in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his or its rights under this Agreement.

15.7. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any creditor of the Company or any other Person, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.8. Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

15.9. Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, without regard to New York choice of law principles.

15.10. Notices. Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, addressed to the party hereto as provided as follows:

(a) All communications intended for the Company shall be sent to the address of its principal executive office as set forth in Section 2.5 or such other address as the Company shall have provided for such purpose; and

(b) All communications intended for a Member shall be sent to the address of such Member set forth on Exhibit A to this Agreement, or such other address as such Member shall have provided for such purpose.

A notice or communication will be deemed effective: (a) if delivered by hand or sent by courier, on the day it is delivered unless that day is not a day upon which commercial banks are open for business in the city specified (a “Local Business Day”) in the address for notice provided by the recipient, or if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day; (b) if sent by facsimile transmission, on the date transmitted, provided oral or written confirmation of receipt is obtained by the sender, unless the transmission and confirmation date is not a Local Business Day, in which case on the next succeeding Local Business Day; (c) if sent by registered or certified mail, on the fifth Local Business Day after the date of mailing.

15.11. Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience only and are not to be considered in construing this Agreement.

15.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof that, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the Sole Member hereby executes this Second Amended and Restated Operating Agreement as the date first set forth above.

AMERICAN ROCK SALT HOLDINGS LLC,
Sole Member

By:	/s/ Gunther K. Buerman
Gunther K. Buerman
Chairman

EXHIBIT A

	Ownership Units
Investor Name (Address Omitted)	Class A Units	Class F Units
American Rock Salt Holdings LLC	6,250	12,750

EXHIBIT B

ALLOCATION OF NOMIs

Name of Founder (Addresses and Tax i.d. Numbers Omitted)	Allocation Percentage
Gunther K. Buerman	33.3230%
Salt of the Earth, LLC	0.7833%
Joseph G. Bucci	31.9522%
Neil L. Cohen	27.8293%
Fedele V. Scutti	2.5768%
Charles L. VanArsdale	3.5354%